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PRICING SUPPLEMENT NO. 15 DATED                   Filed Pursuant to
DECEMBER 23, 1998 TO PROSPECTUS DATED             Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY               File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:                       $     426,000.00
Original Issue Date (Settlement Date):            December 29, 1998
Stated Maturity Date:                             December 15, 2005
Issue Price to Public:                            100.00% of Principal Amount
Interest Rate:                                    6.500% Per Annum
Interest Payment Dates:                 January 15 and monthly thereafter
                                        Commencing January 15, 1999
Survivor's Option:                                [ X ] Yes       [   ] No
Optional Redemption:                              [ X ] Yes       [   ] No

Initial Redemption Date:                          December 15, 2000
Redemption  Price:                                Initially 101% of
                                                  Principal Amount and
                                                  100% after the first
                                                  anniversary of the
                                                  Initial Redemption Date.


                                               Principal Amount of Notes
      Agent                                    Solicited by Each Agent

First of Michigan Corporation                     $      20,000.00
Prudential Securities Incorporated                $       5,000.00
J.J.B. Hilliard, W.L. Lyons, Inc                  $     210,000.00
J.W. Korth & Company                              $     191,000.00
      Total                                       $     426,000.00

                                            Per Note Sold by
                                            Agents To Public         Total

Issue Price:                                      $ 1,000.00  $ 426,000.00
Agent's Discount or Commission:                   $     7.00  $   2,982.00
Maximum Dealer's Discount or
  Selling Concession:                             $    19.00  $   8,094.00
Proceeds to the Company:                          $   974.00  $ 414,924.00

CUSIP Number:  12589QA71
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